EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-111298) on Form S-8 of NATCO Group Inc. of our reports dated June 27, 2007, on our audits of net assets available for plan benefits of the NATCO Group Profit Sharing and Savings Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2006, and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006, Annual Report on Form 11-K of the NATCO Group Profit Sharing and Savings Plan.

/s/ BKD, LLP

Houston, Texas

June 27, 2007

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